NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES TO BE ISSUED UPON ITS CONVERSION HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) PURSUANT TO REGISTRATION UNDER THE ACT OR (II) IN COMPLIANCE WITH AN EXEMPTION THEREFROM AND ACCOMPANIED, IF REQUESTED BY THE COMPANY, WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH AN EXEMPTION THEREFROM.

U.S. $2,320,000	January 19, 2006

New Motion, Inc.

CONVERTIBLE PROMISSORY NOTE

Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), for good and valuable consideration received, New Motion, Inc., a Delaware corporation (the “Company”), promises to pay to Index Visual & Games Ltd. (the “Holder”) the aggregate amount advanced by the Holder to the Company under this Note, up to the maximum sum of TWO MILLION THREE HUNDRED TWENTY THOUSAND UNITED STATES DOLLARS ($2,320,000), plus interest at the rate of five percent (5%) per annum accruing from the time amounts are advanced hereunder, on the earlier of (a) November 30, 2007 or (b) thirty (30) days after delivery by the Holder of written notice to the Company demanding payment (the “Maturity Date”), unless this Note is sooner converted into shares of capital stock of the Company in accordance with this Note.

This Note is issued by the Company pursuant to the terms of an Asset Purchase Agreement, dated as of even date herewith (the “Asset Purchase Agreement”), between the Company and the Holder.

Holder has advanced Five Hundred Thousand United States Dollars ($500,000) of the aggregate maximum principal amount of this Note to the Company concurrently with the date hereof. Holder agrees to advance to the Company under this Note: (i) on January 26, 2007, an amount equal to the portion of the Purchase Price (as that term is defined in the Asset Purchase Agreement) associated with all Carrier Contracts (as that term is defined in the Asset Purchase Agreement) assigned to the Company following the date of this Note and prior to January 26, 2007; (ii) on March 7, 2007, the portion of the Purchase Price associated with all Carrier Contracts assigned to Company from January 26, 2007 and by February 28, 2007; and (iii) from and after March 7, 2007, an amount equal to the portion of the Purchase Price associated with any Carrier Contract the Company agrees to purchase after February 28, 2007; all pursuant to the terms of the Asset Purchase Agreement.

All payments of interest and principal shall be in lawful money of the United States of America at the principal office of the Holder or at such other place as the Holder may from time to time designate in writing to the Company. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal. The Company hereby waives demand, notice, presentment, protest, notice of dishonor and other notice of any kind, and asserts to extensions of the time of payment, or forbearance or other indulgence, without notice. The Company agrees to pay all amounts under this Note without offset, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived.

The following is a statement of the rights of the Holder and terms and conditions (in addition to those set forth above) to which this Note is subject and to which the Company and Holder, by acceptance of this Note, agrees:

1. Optional Conversion. From and after the date hereof, Holder shall have the right at its option, by giving written notice to the Company at the address set forth in Section 9 below at any time and from time to time prior to the full repayment of this Note, to convert in whole or in part the outstanding principal amount of this Note and all accrued interest thereon into shares of Common Stock of the Company, par value $0.001 per share (the “Conversion Shares”), at a price equal to $5.00 per share (the “Conversion Price”). In the event that the Company or its stockholders consummate a reverse merger, share exchange or similar transaction pursuant to which the Company’s Common Stock is exchanged for or converted into shares of another company, the Board of Directors of the Company shall make appropriate adjustment to the Conversion Shares and Conversion Price so that the Holder shall receive upon conversion the same type and amount of securities of the surviving company and with the same economic benefits as if this Note had been converted into Common Stock immediately prior to such transaction. Appropriate adjustment to the Conversion Shares and/or Conversion Price shall also be made for any stock splits, stock dividends, reclassifications or other reorganizations. The Company shall notify the Holder in advance in writing of any such event and the amount of proposed adjustment to the Conversion Shares or Conversion Price.

2. Automatic Conversion.  Effective upon the date that the Conversion Shares are listed on the New York Stock Exchange, American Stock Exchange, Nasdaq Global Market or Nasdaq Capital Market, the outstanding principal amount of this Note and all accrued interest thereon shall automatically convert into the Conversion Shares at the Conversion Price, without any further action of the Company or the Holder. The Company shall provide the Holder at least thirty (30) days’ advance written notice of any such event requiring the automatic conversion of the Note into the Conversion Shares.

3. Delivery of Note and Share Certificate.  As soon as reasonably practicable following conversion of this Note in whole pursuant to Section 1 or Section 2 hereto, the Holder shall deliver the executed original of this Note to the Company. In the event this Note is converted in part, Holder shall not be obligated to return the executed original of the Note to the Company, but instead the Company and Holder shall sign a receipt or other appropriate documentation evidencing the reduction in the balance of this Note as a result of such partial conversion. On or as soon as reasonably practicable after such conversion of this Note and either delivery of the executed original of this Note or execution of appropriate documentation evidencing the reduction in the balance of this Note (as applicable), the Company shall issue and deliver to the Holder a certificate for the number of Conversion Shares to which the Holder is entitled and a check or cash for the value of any remaining fractional share interest. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note or execution of appropriate documentation evidencing the reduction in the balance of this Note (as applicable), and the person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holders of such shares on such date. The Company covenants that all Conversion Shares so issued will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges, or any preemptive rights, caused, created or permitted by the Company with respect to the issue thereof, and free from any restrictions on transfer other than restrictions on transfer under applicable securities laws. Issuance of a certificate for shares upon conversion of this Note shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect for the issuance of such certificate, all of which taxes and expenses shall be paid by the Company. The Company shall at all times on and after the date hereof reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note.

4. Acceleration. The principal outstanding hereunder and all accrued and unpaid interest shall be immediately due and payable in full without notice, demand, presentment, protest or other formalities of any kind in the event that: (a) a default in the payment of principal of or interest on the indebtedness evidenced by this Note in accordance with the terms of this Note; (b) a default in the performance by the Company of any of its other obligations under this Note, which default is not cured within ten (10) business days after notice thereof from Holder; (c) the Company makes a general assignment for the benefit of its creditors; (d) the Company institutes a proceeding, or has an involuntary proceeding instituted against it, seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar law affecting creditors’ rights that is not dismissed within ninety (90) days thereafter; or (e) the adoption by the Company of a plan of complete liquidation or dissolution of the Company (each of the foregoing of which shall constitute an “Event of Default”). Upon any Event of Default, all unpaid amounts of outstanding principal and accrued and unpaid interest shall bear interest from the date of such Event of Default until all such amounts are paid in full at a rate equal to the lesser of (i) ten percent (10%) per annum and (ii) the highest amount permitted by applicable law.

5. Acceleration at Request of Holder. Holder may demand, at any time and from time to time, payment of the outstanding principal and accrued and unpaid interest under this Note (in whole or in part) by delivering written notice to the Company, and the Company shall pay all such amounts as requested by Holder in such notice within thirty (30) days following the date the Company receives such written demand for payment from Holder.

6. Registration Rights. In the event that the Company grants any other stockholders of the Company registration rights (whether demand registration, piggyback registration or registration on Form S-3), the Company shall grant to the Holder registration rights on terms, conditions and restrictions no less favorable than those granted to such other stockholders of the Company, and the Conversion Shares shall constitute “Registrable Securities” (or similar term) as defined and used in any such registration rights agreement (with the intent that the Conversion Shares shall be aggregated with such other shares subject to registration and be entitled to participate pari passu in any registration of shares of capital stock of the Company); provided, however, that that the Holder shall be bound by the terms, conditions and restrictions applicable to such registration rights and contained in any such registration rights agreement. The Company shall provide written notice to the Holder at least thirty (30) days prior to any registration by the Company of shares of its capital stock in order to provide Holder with an opportunity to convert this Note in whole or in part into Conversion Shares and to include the Conversion Shares in such registration.

7. Expenses. The Company shall pay to the Holder reasonable attorneys’ fees and all costs and other expenses (including, without limitation, fees, costs and expenses of litigation) incurred by the holder in enforcing this Note or collecting any amounts due hereunder.

8. Governing Law. This Note and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any choice of law principles. Any action arising under this Note shall be adjudicated in the state or federal courts of competent jurisdiction sitting in the state of California, county of Los Angeles, and the parties agree that the foregoing courts are a convenient forum and irrevocably waive any right to object to such venue or to transfer of venue, based upon forum non conveniens or otherwise.

9. Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) upon delivery, if delivered by hand, (ii) two (2) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier, or (iii) one (1) business day after the day of facsimile or email transmission, if delivered by facsimile or email transmission, with a copy by first class mail, postage prepaid, and shall be addressed, (a) if to the Holder, at the Holder’s address set forth in the Asset Purchase Agreement, or at such other address as the Holder shall have furnished the Company in writing, or (b) if to the Company, at the Company’s address set forth in the Asset Purchase Agreement, or at such other address as the Company shall have furnished to the Holder in writing.

10. Amendments and Waivers.  This Note and any term hereof may be amended, waived or modified only in writing, signed by the Company and the Holder.

11. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to the Holder upon a breach or default by the Company under this Note shall impair any such right, power or remedy of the Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Holder of a breach or default under this Note, or any waiver on the part of the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

12. Successor and Assigns. This Note shall be binding on and inure to the benefit of the Holder and its assigns, and shall be binding upon any entity succeeding to the Company by consolidation, merger or reorganization.

13. Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

14. Severability.  Should any provision of this Note be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Note.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

THE COMPANY: New Motion, Inc., a Delaware corporation By: ________________________